                                                                    Exhibit 10.9


                                     Patriot
                             The Patriot Group, LLC



                                October 26, 2004

                    America Business Financial Services, Inc.
  Residential Mortgage Loan Warehouse and Residual Master Repurchase Agreement
  ----------------------------------------------------------------------------


American Business Financial Services, Inc.
The Wanamaker Building
100 Penn Square East, 8th Floor
Philadelphia, Pennsylvania  19109

Attention:   Anthony J. Santilli, Chairman, President, Chief Executive Officer
             and Chief Operating Officer

Ladies and Gentlemen:

         Reference is made to (i) the Commitment Letter dated September 17, 2004 executed and delivered by The Patriot Group, LLC, on behalf of itself, its affiliates and subsidiaries ("Patriot"; also referred to herein as "we" and "us") to, but not accepted or executed by, American Business Financial Services, Inc. (together with its affiliates and subsidiaries, "ABFS"; also referred to herein as "you"; such letter, the "Original Commitment Letter") and (ii) the letter dated October 6, 2004 executed and delivered by Patriot and ABFS pursuant to which the parties agreed, among other things, to continue our discussions concerning certain facilities that Patriot would consider entering into with ABFS (the "Extension Letter").

         Patriot would be pleased and is prepared to proceed with ABFS toward a facility (the "Committed Facility") on the terms contained in this letter agreement (the "Commitment Letter") and in the Summaries of Terms and Conditions attached as Exhibit A-1 and Exhibit A-2 hereto and incorporated herein by reference (collectively, the "Commitment Terms"). As provided in the Commitment Terms, the Committed Facility will consist of (i) a US$30,000,000 funding commitment dedicated primarily to Wet Loans (defined below) (the "Wet Warehouse") and (ii) a commitment of up to US$23,000,000 for the purchase of specified ABFS-owned residual interests (the "Purchased Securities") from one or more outstanding ABFS securitizations (the "Residual Repo"). Neither the Wet Warehouse nor the Residual Repo is offered individually; both must be accepted by ABFS. Patriot will commit to organize the Investor and the Purchaser (which may be the same entity) described in the Commitment Terms and such entities will provide the financing for the Wet Warehouse and will purchase the Purchased Securities under the Residual Repo, respectively, subject to the terms thereof.

         Patriot reserves the right to involve other investors and/or purchasers (both junior and senior) in the Committed Facility, and you agree to cooperate with us in our efforts to bring such investors and purchasers into the Committed Facility. To assist Patriot in its efforts with respect to the Committed Facility, you agree promptly to prepare and provide to Patriot all information with respect to ABFS and the transactions contemplated hereby, including projections (the "Projections") and all financial information, as we may reasonably request. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to Patriot by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, (b) the Projections that have been or will be made available to Patriot by you or any of your representatives have been or will be prepared in good faith based upon commercially reasonable and supportable assumptions, and (c) you will provide to Patriot timely updates to the Information whenever, based upon the passage of time or the occurrence of events or both, such updates are necessary to prevent the Information from including an untrue statement of a material fact or failing to include a material fact necessary in order to make the statements contained in the Information not materially misleading in light of the circumstances under which such statements were made. You understand that in making available the Committed Facility we may use and rely on the Information and Projections without independent verification thereof.

         As consideration for Patriot's agreements hereunder, ABFS agrees to pay to Patriot the fees set forth in Annex I to each Summary of Terms and Conditions attached hereto and Work Fees as provided hereinbelow.

         Patriot's agreements hereunder are subject to (a) approval of the Committed Facility by Patriot's investment committee (which approval will be sought after ABFS has executed and delivered a counterpart of this Commitment Letter and, if obtained, will be confirmed to ABFS in writing prior to 6:00 p.m. on the seventh (7th) business day following the date of such execution and delivery), (b) all amounts due from ABFS upon ABFS's acceptance of the Commitment Letter having been received by Patriot before the expiration date and time set forth in the last paragraph on page 5 hereof and all other amounts due thereafter from ABFS having been paid; (c) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of ABFS and its subsidiaries, taken as a whole, other than as has been disclosed in ABFS's public filings through October 1, 2004 (the date of the latest SEC filing by ABFS reviewed by Patriot and its counsel to date); (d) our not becoming aware after the date hereof of any information or other matter affecting ABFS and/or its affiliates and subsidiaries or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any Information, Projections or other matter disclosed to us prior to the date hereof; (e) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our judgment, could materially impair our ability to provide or arrange the Committed Facility; (f) the negotiation, execution and delivery not later than November 5, 2004 of definitive documentation with respect to the Committed Facility satisfactory to Patriot and its counsel; and (g) the other conditions set forth or referred to in the Commitment Terms.

         The parties agree that if either (A) Patriot delivers to ABFS written confirmation of the approval by its investment committee of the Committed Facility within the time period allotted under clause (a) of the immediately preceding paragraph (which confirmation shall reflect any adjustments to Annex II to Exhibit A-2 theretofore made after reasonable consultation with ABFS and Clearwing Capital, LLC ("Clearwing"), as provided in "Purchased Securities" in Exhibit A-2), or (B) at any time on or prior to the Closing Date, ABFS (i) accepts any proposal or commitment with respect to any facility which, if consummated, would either (x) prevent the Committed Facility from being executed on the terms contemplated herein or (y) render the Committed Facility unenforceable in whole or in part, or (ii) fails to cooperate fully with Patriot in the performance of any and all further due diligence required by Patriot pursuant hereto (which due diligence shall include, but not be limited to, supplying Patriot with Excel files containing the complete performance history of ABFS's securitizations), then in either case the Commitment Fee payable pursuant to Annex I to Exhibit A-1 shall be permanently retained by Patriot. However, if neither (A) nor (B) above occurs, it is agreed that Patriot shall return such Commitment Fee to ABFS, net of any assessed but unpaid Work Fees.

         You agree (a) to indemnify and hold harmless Patriot and its officers, members, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities (including for taxes, it being the intention and agreement of the parties that (i) the Committed Facility will be treated as a financing for federal and state income tax purposes, as a result of which the Seller under the Residual Repo will continue to own the Purchased Securities for federal and state income tax purposes, and (ii) neither ABFS nor any affiliate thereof shall transfer or pledge to any other entity, or suffer to exist any competing security interest (other than Clearwing's pledge and security interest existing on the date hereof) on, any of the Additional Collateral), to which any such indemnified person may become subject arising out of or in connection with the Original Commitment Letter, the Extension Letter, this Commitment Letter, the Committed Facility, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse Patriot on demand for all out-of-pocket expenses (including diligence expenses, consultants' fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel and other advisors) incurred in connection with the Original Commitment Letter, the Extension Letter, this Commitment Letter and the preparation, execution and delivery of the Committed Facility and all related documentation (including any amounts related to efforts to involve other investors and/or purchasers in the Committed Facility), subject to the Work Fee provisions contained in the immediately succeeding paragraph. No indemnified person shall be liable for any special, indirect, consequential or punitive damages in connection with its activities related to the Committed Facility. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages.

         As provided in the Extension Letter, you confirm your agreement to pay Patriot a Work Fee of up to US$1,400,000 (the "Patriot Work Fee Limit") which will be used to pay out-of-pocket diligence and transaction expenses related to the Committed Facility (including any prior expenses of Patriot incurred in connection with negotiations between Patriot and ABFS culminating in the Original Commitment Letter but excluding the diligence expenses of any participants in or lenders to Investor or Purchaser other than Patriot). It is agreed that US$825,000 of Work Fees have been paid to Patriot (and credited toward the Patriot Work Fee Limit) as of the date hereof. ABFS shall remit by wire transfer in immediately available funds an additional Work Fee amount of US$100,000 to Patriot on the date of execution and delivery of the Commitment Letter by ABFS, and such amount will be credited toward the Patriot Work Fee Limit. Additional Work Fee amounts, subject to the Patriot Work Fee Limit, may be requested by Patriot and will be deposited by ABFS if and as needed, including on a prospective basis. You also confirm your agreement to pay to Patriot the diligence and other expenses of any participants in or lenders to Investor or Purchaser other than Patriot, as and when requested by Patriot, up to a limit of US$400,000, which limit is separate from and in addition to the Patriot Work Fee Limit and any other fees and expenses set forth herein. Any unused amounts of the Work Fees or participant and lender expenses deposited with Patriot will be refunded to ABFS.

         This Commitment Letter shall not be assignable by you without the prior written consent of Patriot (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and Patriot. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. The Nondisclosure Agreement between ABFS and Patriot, dated as of September 9, 2004 (as amended in accordance with the Extension Letter, the "NDA"), the Extension Letter, and, upon your execution and delivery of a counterpart original of this letter to us, this Commitment Letter, will be the only agreements in effect with respect to the Committed Facility, will supersede all prior understandings with respect to the Committed Facility and will set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

         This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter or the Commitment Terms, nor any of their terms or substance, shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents, attorneys and other advisors who are directly involved in the consideration of this matter, (b) to Clearwing, provided that Clearwing has agreed to keep its contents confidential, (c) to persons or entities other than those listed in (a) and (b) hereof with Patriot's prior written permission, or (d) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof).

         You acknowledge that Patriot may be providing debt financing, equity capital or other funding or services (including financial advisory services) to other companies with whom you compete or in respect of which you may have conflicting interests regarding the transactions described herein or otherwise.

You also acknowledge that Patriot has no obligation to use in connection with the transactions contemplated by this letter, or to furnish to you, confidential information obtained from other companies.

         The compensation, reimbursement, indemnification and confidentiality provisions contained herein (respectively, the "Surviving Provisions") and in the NDA and the Extension Letter shall remain in full force and effect regardless of whether definitive documentation shall be executed and delivered and notwithstanding the non-acceptance or termination of this Commitment Letter or termination of Patriot's commitment hereunder. Your obligations under this Commitment Letter, other than those arising under the Surviving Provisions, shall terminate upon the termination hereof and if documentation with respect to a Committed Facility is executed, shall be superseded by the provisions of such documentation upon the initial funding thereunder.

         If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof, and of the Commitment Terms, by returning to us an executed counterpart hereof, together with the amounts payable upon the acceptance hereof, not later than 12:00 noon, New York City time, on Wednesday, October 27, 2004. Please note that Patriot's wire transfer instructions for the payments required in connection herewith are set forth on Exhibit B hereto. Patriot's commitment and agreements herein will automatically expire at such time in the event Patriot has not received such executed counterpart and such amounts in accordance with this paragraph.



                  [Remainder of page intentionally left blank]

         Patriot is pleased to have the opportunity to assist you in connection with this important facility.

                                            Very truly yours,

                                            THE PATRIOT GROUP, LLC


                                            By: /s/ Charles A. Forbes, Jr.
                                                -------------------------------
                                            Name:  Charles A. Forbes, Jr.
                                            Title: Co-Chief Executive Officer

Accepted and agreed to as of
the date first written above by:

AMERICAN BUSINESS FINANCIAL SERVICES, INC.


By: /s/ Anthony J. Santilli
    -----------------------------------------
Name:  Anthony J. Santilli, Jr.
Title: Chairman, President, Chief Executive Officer
       and Chief Operating Officer

                                                                     EXHIBIT A-1
                                                                     -----------

                   American Business Financial Services, Inc.

                  Residential Mortgage Loan Warehouse Agreement

                Summary of Terms and Conditions for Wet Warehouse

                                October 26, 2004

I.       PARTIES

Issuer Parent:                 A special purpose bankruptcy-remote Delaware
                               statutory trust ("Trust 3" or the "Issuer
                               Parent"), 97% of the beneficial interests in which shall be owned by ABFS Consolidated
                               Holdings, Inc. ("Holdings"), a direct,
                               wholly-owned subsidiary of American Business
                               Financial Services, Inc., and 3% of the
                               beneficial interests in which shall be owned by the Originators (as defined below).

Issuer: A special purpose bankruptcy-remote Delaware statutory trust ("Trust 4" or the "Issuer"), all of the beneficial interests in which shall be owned by Trust 3. The Issuer may be the same entity as the Seller under the Residual Repo.

Investor:                      A limited purpose entity to be formed by Patriot
                               (or one or more of its affiliates and/or subsidiaries). Investors may include participants in addition to Patriot, and Patriot may obtain capital from or arrange direct participation by third parties on a senior or junior basis (such investors, collectively, the "Investor"). The
                               Investor may be the same entity as the Purchaser under the Residual Repo.

Custodian:                     A third party that can fulfill all duties,
                               including necessary wire transfers to acquire wet funded mortgage loans, pursuant to a Custodial
                               Agreement satisfactory to Patriot in its sole discretion. JPMorgan Chase Bank would be acceptable to Patriot as Custodian.

Issuer Owner
Trustee: A financial institution to be selected by ABFS that can fulfill all duties required of it under an Issuer Trust Agreement, satisfactory to Patriot in its sole discretion.

Parent Owner
Trustee: A financial institution to be selected by ABFS that can fulfill all duties required of it under an Issuer Parent Trust Agreement, satisfactory to Patriot in its sole discretion.

                                     A-1-1

Investor Co-
Trustees:                      (i) A nationally-chartered commercial bank and
                               (ii) a Delaware trustee, both to be selected by Patriot in its sole discretion, that can, between them, fulfill all duties required of them under an Investor Trust Agreement, satisfactory to Patriot in its sole discretion.

Servicer:                      ABFS, on a short-term renewable basis. The
                               Servicer will earn a servicing fee (to be approved by the Investor in its sole discretion).
                               Investor, in its sole discretion, will grant renewals from time to time. Servicer shall deposit collections daily into a segregated collection/distribution account, subject to the commingling prohibitions contained herein, at the Custodian or the applicable Investor Co-Trustee
                               (as determined by the Investor) for the benefit and under the control of Investor.

Back-up Servicer:              Countrywide Home Loan Servicing LP, pursuant to a
                               Back-up Servicing Agreement satisfactory to
                               Patriot.

II.      FACILITY AMOUNT AND STRUCTURE

Facility Amount:               US$30,000,000.

Facility Term:                 Three (3) years from Closing Date.

Structure:                     Structured warehouse facility with advances
                               evidenced by one or more master variable funding notes (collectively, the "VFN") issued by the Issuer. The VFN, having a principal amount of up to US$30,000,000, will provide funding for, and will be secured primarily by, Wet Loans (as defined below) and proceeds thereof. The VFN may also be secured by Wet Loans which have become
                               Eligible Loans (as defined below). The
                               outstanding principal amount of all advances under the VFN may at no time exceed the Borrowing
                               Base (as defined below). The VFN will be secured by all Loan Collateral (as defined below) and by all Additional Collateral (as defined below).
                               Investor will purchase the VFN on the Closing
                               Date.

                               Issuer will acquire the Wet Loans, on a daily basis, in legal true sales. Trust 3 will purchase Wet Loans from the Originators and Issuer will purchase Wet Loans from Trust 3.

                               Investor reserves the right to bring one or more lenders into the Wet Warehouse provided that the resulting structure provides ABFS with substantially identical funding availability and pricing to the availability and pricing described herein.

Borrowing Base:                As to any loan funded under the Wet Warehouse, at
                               any date, the lesser of (x) the Facility Amount and (y) the product of the Advance Rate (as defined below) applicable to such loan and the lesser of (i) the then-current principal balance of such loan or (ii) the fair market value of such loan as determined by the Investor in its sole discretion.

                                     A-1-2

Wet Warehouse
Collateral:                    The VFN will be secured by (i) a perfected first
                               priority security interest in and lien upon all Wet Loans, including all Wet Loans that become
                               Eligible Loans (as defined below), all proceeds thereof, all funds from time to time on deposit in the concentration/distribution and disbursement accounts maintained by the
                               Custodian, all funds returned or to be returned by any Approved Closing Agent (as defined below) and all rights under all Closing Protection
                               Letters and Funds Receipt Agreements (as defined below) (collectively, the "Loan Collateral");
                               (ii) a direct pledge by ABFS of 100% of the common stock of Holdings; (iii) a preferred certificate (the "Trust 3 P Certificate") to be issued by Trust 3 to Investor, entitling Investor to a priority interest in all assets and distributions received by Trust 3 and such rights with respect thereto as are satisfactory to Investor in its sole discretion; (iv) a perfected first priority security interest in and lien on all rights to reimbursement for servicer advances, unearned fees of all types and prepay, late, forbearance, satisfaction, NSF and other similar earned fees due to ABFS as servicer, the "par" amount of which on the Closing Date shall not be less than US$37,000,000 (which shall constitute a super-priority claim to collections within each securitization trust), all pledged by American Business Credit, Inc., or any other applicable affiliate thereof (the "Servicer
                               Reimbursement and Fee Collateral"); and (v) a perfected first priority security interest in and lien on the value of the Purchased Securities in excess of the amount necessary for Seller to satisfy its obligations to Purchaser under the Residual Repo (the "Repo-related Collateral" and, together with the Trust 3 P Certificate and the Servicer Reimbursement and Fee Collateral, the
                               "Additional Collateral"), all on a basis acceptable to Investor in its sole discretion
                               (the collateral described in clauses (i)-(v) immediately above, the "Wet Warehouse
                               Collateral"). It is agreed by the parties that upon the termination of the Residual Repo, the Issuer shall identify replacement Wet Warehouse
                               Collateral acceptable to the Investor in its sole discretion and pledge such replacement Wet
                               Warehouse Collateral to the Investor to replace such Repo-related Collateral as shall be released from the lien of the Investor; provided, that if and only if the Residual Repo shall be terminated on its Termination Date (as defined in Exhibit
                               A-2), then upon thirty (30) days' prior written notice to Investor, Issuer may terminate the Wet
                               Warehouse on the second anniversary of the Closing Date and pay the Investor a one-time termination fee of US$600,000 by wire transfer in immediately available funds (such termination of the Wet Warehouse becoming effective upon confirmation by Investor of receipt of such termination fee as well as all other amounts then due to Investor under the Wet Warehouse and the Residual Repo).

                                     A-1-3

                               Holdings owns 97% of the "common" equity certificates (or "R Certificates") of ABFS Warehouse Trust 2003-1 ("Trust 1"), which owns the outstanding retained interest-only strips ("IOs") and securitization over-collateralization and residual interests set forth on Schedule I attached hereto (the IOs and such other scheduled interests, collectively, the "Trust 1 IO Collateral"). Three other ABFS entities, American Business Mortgage Services, Inc., HomeAmerican Credit, Inc., and American Business Credit, Inc. (collectively, the "Originators") own and hold the remaining 3% of the Trust 1 R Certificates.

                               The Trust 1 R Certificates (together with all rights relating thereto, the "Trust 3 Assets") will be sold by Holdings and the Originators to Trust 3 in a true sale on the Closing Date. ABFS shall have the responsibility to obtain all consents necessary for such sales.

                               Trust 3 will receive all distributions on the Trust 1 R Certificates. The Trust 3 P Certificate will entitle the holder thereof to receive 100% of the value of the Trust 3 Assets, including without limitation, such distributions and any other Trust 3 Assets, and any proceeds from or other sales or dispositions of any of the foregoing. On the Closing Date, Trust 3 will issue the Trust 3 P Certificate to Investor to secure the obligations of Issuer hereunder and of the Seller under the Residual Repo. The Investor, as the holder of the Trust 3 P Certificate, will be entitled to apply 100% of such value to such obligations. As the holder of the Trust 3 P Certificate, Investor, and its successors and assigns, will have the right to exercise all rights with respect to Trust 3 and the Trust 3 Assets, including any rights of termination and any of the rights of the Trust 1 R Certificateholders with respect to Trust 1 and the IO Collateral held by Trust 1 under the Amended and Restated Trust Agreement, dated as of October 14, 2003, pursuant to which Trust 1 was established. In an Event of Default under the Wet Warehouse Facility Documentation, Investor, as the holder of the Trust 3 P Certificate, will have rights customary for secured creditors, including the right to foreclose upon and sell the Trust 3 Assets to satisfy the obligations of the Issuer hereunder and the obligations of the Seller under the Residual Repo; provided that for as long as the Chrysalis Warehouse is outstanding, Investor will not effect any sale or transfer of the Trust 3 Assets to any entity that is not either (i) an affiliate of Investor or
                               (ii) a securitization vehicle or other similar special purpose financing entity.

                               On the Closing Date, Trust 3 will issue Trust 3 R Certificates to Holdings (representing 97% of the Trust 3 common equity) and to the Originators (representing 3% of such equity). ABFS has advised Patriot that any and all of the cash flow from these Trust 3 R Certificates, as well as any and all Trust 3 P Certificate cash flow not

                                     A-1-4
                               applied to the obligations owed to Investor under the Wet Warehouse or to Purchaser under the Residual Repo, will secure the obligations of ABFS to the holders of its currently outstanding senior collateralized subordinated notes as are secured by the cash flow from the Trust 1 R Certificates. Otherwise, the Trust 3 R Certificates may not be assigned or pledged.

                               The Wet Warehouse Collateral will secure (a) the principal balance of the VFN (except that the Trust 3 P Certificate will secure only 15% of the principal balance of the VFN (but 100% if a Fraud Event occurs)); (b) all earned interest and fees; and (c) all expenses and indemnities at any time reimbursable to Investor. In addition, all Wet Warehouse Collateral (except the Repo-related Collateral) shall secure Seller's obligations under the Residual Repo, and the Investor may apply the Wet Warehouse Collateral in any order to the Issuer's obligations under the Wet Warehouse. A "Fraud Event" shall include, but not be limited to, the pledge or transfer by the Issuer or any other person of any of the mortgage notes or other documents or collateral relating to the Wet Loans to any party not authorized to receive or obtain a security or ownership interest in the same under the terms of the Wet Warehouse Facility Documentation, any Wet Loans not being actual bona fide mortgage loans, any diversion of funds advanced by Investor - or by the Custodian on the Investor's behalf - from their intended use, any material misrepresentation regarding such loans or any attempt to force either Trust 3 or Trust 4 into bankruptcy or violate their separateness covenants.

                               The collateral securing that certain Master Loan and Security Agreement, dated as of October 14, 2003, between ABFS Warehouse Trust 2003-2 ("Trust 2") and Chrysalis Warehouse Funding, LLC ("Chrysalis;" such facility, in the form filed in 2003 with the SEC, the "Chrysalis Warehouse;" such agreement, in the form filed in 2003 with the SEC, the "Chrysalis Loan Agreement"), will at all times be limited to the mortgage loans funded thereunder and the additional collateral granted to Chrysalis by Trust 1 as of the effective date of such credit facility, less the residual interests released by Chrysalis as contemplated herein (the "Remaining Chrysalis Additional Collateral"). Chrysalis' senior claim to the Remaining Chrysalis Additional Collateral will at all times be consistent with its claims under the Chrysalis Warehouse (i.e., based on 10% of its facility outstandings (which percentage has been modified to 12.22% as agreed with ABFS; no other terms have been modified) and percentage fees and interest rates as provided in the original Chrysalis Warehouse) and will be based on a maximum facility size of US$400,000,000 (US$250,000,000 if the Chrysalis Warehouse shall fail to be upsized to US$400,000,000 by the earlier of (x) the January 12, 2005 deadline contemplated under the terms thereof (as such deadline may be extended by the parties to the Chrysalis warehouse by mutual agreement) or (y) March 31, 2005).

                                     A-1-5

Purpose: The VFN will fund the purchase by Trust 4 of residential first and second mortgage loans originated by various ABFS subsidiaries and meeting ABFS's underwriting guidelines in effect from time to time (the "Underwriting Guidelines").

Eligible Loans:                Whole loan eligibility criteria to be
                               substantially similar to those contained in the Chrysalis Warehouse ("Eligibility Criteria"), including a certification with respect to each loan from the Custodian. Whole loans originally funded as Wet Loans which come to meet the Eligibility Criteria are referred to herein as "Eligible Loans".

Wet Loans:                     Funded and closed mortgage loans which by their
                               terms would qualify as Eligible Loans but for the fact that full and complete documentation has not been received by the Custodian ("Wet Loans"). The funding of Wet Loans will at all times be subject to the requirements set forth under "Wet Loan
                               Advance Requirements" below.

Advance Rate:                  As to any Wet Loan funded under the Wet
                               Warehouse, as provided under that certain Amended and Restated Senior Secured Credit Agreement, dated as of September 22, 2003 (the "Chase
                               Warehouse"), between ABFS and JPMorgan Chase Bank as Agent (90% for fixed-rate first mortgage loans, 88% for adjustable-rate first mortgage loans and 75% for second mortgage loans). Wet
                               Loan purchases will be the subject of the additional requirements set forth under "Wet Loan
                               Advance Requirements" below.

                               Wet Loans (i) may be financed under the Wet
                               Warehouse for a maximum of six (6) business days from and including the date of origination of each such Wet Loan and (ii) cannot have been financed under any other wet loan financing facility, except those Wet Loans financed on the Closing Date that were - immediately prior thereto - financed under the Chase Warehouse if the Chase Warehouse is being terminated on the Closing Date; provided, that Wet Loans which become Eligible Loans prior to the close of the sixth business day from origination may remain financed under the Wet Warehouse for a maximum of sixty (60) additional days. Such Eligible Loans will continue to be financed at the lesser of (a) the applicable Advance Rate or (b) the advance rate which would be applicable to such loan under the Chrysalis Warehouse (if such loan were subject to such facility), subject in all cases and at all times to the principal balance of the VFN not exceeding the Facility Amount. Wet Loans and Eligible Loans will only be released as Wet Warehouse Collateral if the principal balance of the VFN does not exceed the Borrowing Base - after giving effect to such release - and no default or event of default under the Wet Warehouse has occurred and is continuing.

                                     A-1-6

                               In addition, the Advance Rate provided by Investor with respect to any category of Wet Loans or Eligible Loans will at no time exceed the advance rate offered to ABFS under any other ABFS warehouse facility for similar loans (as determined by the Investor), and to effectuate such intent ABFS will provide to Investor (and/or the Custodian), no less frequently than weekly, copies of all borrowing base certificates and remittance reports provided to or by other lenders and such other information as the Custodian or Investor may request. Investor may, in its discretion in connection with its ongoing monitoring of the Wet Warehouse Collateral, including but not limited to its ongoing review of contract underwriting, decrease the Advance Rates for the Wet Warehouse from time to time.

Loan Advance
Mechanics:                     The Custodian will act as the disbursing agent
                               for funding of all advances under the Wet
                               Warehouse at the expense of the Issuer, including but not limited to funding for all Wet Loan purchases by Trust 4. Funding for Wet Loan purchases by Trust 4 shall be deposited by Investor and Issuer into a concentration/distribution account maintained by the Custodian. Once the Custodian has received all amounts due from each of Investor (advance in accordance with applicable Advance Rates) and Issuer (deposit representing applicable haircut amount and fees) in the concentration/ distribution account, the combined deposit will be transferred to a disbursement account maintained by the Custodian. The amounts needed by Issuer to fund the concentration/distribution account will be supplied to it solely through capital contributions made by Holdings (which will also obtain the needed funds solely by capital contributions) through Trust 3 and by excess cash flow. The Custodian will wire transfer the Wet Loan purchase price to the Approved Closing Agent, subject to such procedures with respect to validating wire transfer instructions provided by ABFS as are satisfactory to Investor, and will receive by direct delivery the related documentation for such Wet Loan from such Approved Closing Agent.

Wet Loan Advance
Requirements:                  Wet Loans will be closed in escrow by an Approved
                               Closing Agent which is bonded by an Approved
                               Title Insurer pursuant to a Closing Protection
                               Letter (except in New York, where a guarantee letter shall be provided in form and substance acceptable to the Investor) and Funds Receipt
                               Agreement benefiting the Investor and specific closing instructions provided by the Custodian on behalf of the Investor.

                                     A-1-7

                               An "Approved Title Insurer" shall mean any single-A-rated insurance company reasonably satisfactory to the Custodian on behalf of the Investor.

                               An "Approved Closing Agent" shall mean a closing agent which is independently owned and operated (i.e., has no affiliation with ABFS), is bonded by an Approved Title Insurer (or a guarantee letter in New York) and is insured against errors and omissions in an amount satisfactory to Patriot in its sole discretion.

                               Under each "Closing Protection Letter" (or guarantee letter in New York) the applicable Approved Title Insurer (or comparable entity under a guarantee letter in New York) will guarantee the performance of the applicable Approved Closing Agent and agree to reimburse the Investor for any losses incurred due to (i) malfeasance or fraud on the part of the Approved Closing Agent or (ii) the failure of the Approved Closing Agent to follow the specific closing instructions specified by the Investor.

                               Each "Funds Receipt Agreement" will provide specific instructions for the applicable Approved Closing Agent to close and deliver mortgage loans funded by Investor immediately or to wire the funds back to Investor (or the Custodian, if so directed by the Investor in writing) if the funding does not occur within one (1) business day, such wire to include, without limitation, the applicable haircut amount deposited by the Issuer. If any Approved Closing Agent at any time fails to either deliver the loan collateral file (such file to consist of the note, the mortgage, the title policy, the assignment of mortgage and all other related documents) or return funds to the Custodian as required (it being understood that all Approved Closing Agents will be required to deliver loan documents directly to the Custodian), the applicable Approved Title Insurer pursuant to the Closing Protection Letter (or comparable entity under a guarantee letter in New
                               York) will be obligated to reimburse the Investor for the full amount of the wire.

Additional Collateral:         The market value (as determined by the Investor
                               in its sole discretion) of the Additional
                               Collateral (as adjusted to take into account all potential senior claims of Chrysalis against the Trust 1 IO Collateral represented by the
                               Remaining Chrysalis Additional Collateral) shall be greater than US$60,000,000 at all times.

Distributions:                 (i) Any payments of principal, interest and other
                               amounts paid by obligors with respect to the Wet
                               Loans and Eligible Loans, and all foreclosure proceeds, insurance proceeds and other recoveries thereon, (ii) any proceeds of the refinancing, sale or securitization of any Wet Loans or Eligible Loans and any other proceeds of the Loan
                               Collateral, (iii) any cash flow from the Trust 1
                               IO Collateral released by Chrysalis under the

                                     A-1-8

                               Chrysalis Warehouse, all of which shall be turned over to the Parent Owner Trustee, for the benefit of the Trust 3 P Certificate holder and other parties with interests in the Trust 3 R Certificates, (iv) all proceeds of Servicer Reimbursement and Fee Collateral, and (v) any proceeds of Repo-related Collateral (collectively, the "Wet Warehouse Available Collections"), shall be deposited into one or more collection/distribution accounts
                               (established under such terms as are satisfactory to the Investor) and be paid on a monthly basis on each Payment Date (as defined in Annex I to Exhibit A-1) as follows:

                               first, to the Issuer Owner Trustee, Parent Owner Trustee, Investor Co-Trustees, Custodian and Back-up Servicer, pro rata, any outstanding fees not paid by the Issuer;

                               second, to the Servicer to pay any servicing fees;

                               third, to the Investor to pay any fees owed to Investor;

                               fourth, to the Investor to pay any interest owed to Investor;

                               fifth, to the Investor to pay any principal amounts of the VFN needed to remain in compliance with the Borrowing Base and to pay the outstanding principal balance of the VFN upon the maturity, early termination or acceleration of the Wet Warehouse;

                               sixth, to the Investor to pay any other amounts due to Investor under the Wet Warehouse;

                               seventh, remaining Wet Warehouse Available
                               Collections (other than any remaining portion thereof described in clause (v) of the definition of "Wet Warehouse Available Collections") to the Purchaser or other applicable parties (other than the Seller) under the Residual Repo to the extent the funds available under such facility are insufficient to make the required payments thereunder; and

                               eighth, provided no Event of Default has occurred and is continuing under the Wet Warehouse, the remainder to the Issuer.

                               Amounts due Investor under priorities "third" through "sixth" shall be deemed to be "Required Distributions" for purposes of the Wet Warehouse, and failure of Investor to receive such Required Distributions in full, by operation of the waterfall above or otherwise, shall constitute an Event of Default under the Wet Warehouse.

                               More frequent payments, resulting from the refinancing, sale or securitization of Eligible Loans, will also be permitted, under arrangements satisfactory to the Investor. Release of excess cash flow from the Trust 1 IO Collateral received on the 15th of each month may be permitted by the

                                     A-1-9

                               Investor prior to a Payment Date subject to such conditions as the Investor shall determine in its sole discretion. Wet Warehouse Available Collections referred to in clauses (iii), (iv) and (v) of the definition thereof shall not be commingled with funds pledged or belonging to others; Wet Warehouse Available Collections referred to in clauses (i) and (ii) of the definition thereof may be commingled with funds pledged to other ABFS lenders or belonging to ABFS whole loan purchasers under arrangements satisfactory to Investor in its sole discretion.

III.     CERTAIN PAYMENT PROVISIONS

Investor Fees and
Interest Rates:                As set forth on Annex I to Exhibit A-1.

Other Fees and
Expenses:                      Fees and expenses of the Issuer Owner Trustee,
                               Parent Owner Trustee, Investor Co-Trustees,
                               Custodian, Servicer and Back-up Servicer to be paid by ABFS, such fees and expenses being separate and apart from any fees and expenses owed to Patriot or Investor (including the Monitoring Fee (as defined below) and Work Fees).
                               In addition, all out-of-pocket fees and expenses incurred by the Investor in connection with the administration, amendment and/or enforcement of the Wet Warehouse will be reimbursed by the Issuer or ABFS on demand.

IV.      CERTAIN CONDITIONS

Initial Conditions:            The availability of the Wet Warehouse shall be
                               conditioned upon satisfaction of, among other things, the following conditions precedent not later than November 5, 2004 (the date upon which all such conditions precedent shall be satisfied, the "Closing Date"):

                               (a) The Issuer shall have executed and delivered definitive financing documentation with respect to the Wet Warehouse, including without limitation the Trust 3 P Certificate (the "Wet Warehouse Facility Documentation") and a master repurchase agreement with respect to the Residual Repo in form and substance satisfactory to Investor;

                               (b) The Investor and all participants therein or lenders thereto shall have received all fees required to be paid (including but not limited to all Work Fees), and all expenses for which invoices have been presented shall have been paid in full, on or before the Closing Date (with Work Fees being applied thereto as provided herein);

                               (c) All governmental and third party approvals necessary or, in the discretion of the Investor, advisable in connection with the transactions contemplated hereby and the continuing operations of ABFS and its subsidiaries, including Holdings, the Issuer Parent and the Issuer, shall have been obtained and be in full force and effect;

                                     A-1-10

                               (d) The Investor shall have received and determined as satisfactory, prior to the Closing Date, (i) ABFS's annual report and final audited, consolidated financial statements for the fiscal year ended June 30, 2004 substantially in the form filed or to be filed with the Securities and Exchange Commission (the "SEC") on Form 10-K, together with the opinion thereon of BDO Seidman, LLP; (ii) satisfactory unaudited interim consolidated financial statements of ABFS for each of July, August, September and October of the current fiscal year (to the extent such statements have been produced by ABFS); (iii) all correspondence between ABFS and the SEC regarding ABFS's registration statement on Form S-2 filed on October 15, 2004 regarding its retail secured subordinated indebtedness; (iv) ABFS's latest contingent financial restructuring plan; and (v) any other correspondence between ABFS and the SEC which Patriot may request;

                               (e) The Investor shall have received such legal opinions, documents and other instruments as are customary for transactions of this type and as they may reasonably request;

                               (f) ABFS and its affiliates shall be in full compliance (after giving effect to any waivers obtained thereunder satisfactory to Patriot) with all terms and conditions contained in the Chrysalis Loan Agreement, all other financings and all of its securitizations;

                               (g) ABFS shall have received one or more definitive warehouse commitments from one or more other new lenders to the company to provide an aggregate minimum US$100,000,000 in warehouse funding, with an aggregate minimum US$30,000,000 sub-limit for wet loans ("Additional Warehouse Lines"), which Additional Warehouse Lines shall be required to close not later than the Closing Date;

                               (h) ABFS shall have obtained a "key man" life insurance policy on the life of Anthony J. Santilli, to be collaterally assigned to the Investor, in an amount at least equal to US$2,000,000 (provided that ABFS shall use its best efforts to increase the amount of such policy to US$5,000,000 within six months of the Closing Date);

                               (i) Investor shall have entered into such intercreditor agreements with ABFS's other lenders as are, in Investor's sole discretion, necessary to effectuate the intent of the Wet Warehouse and preserve its interests in the Wet Warehouse Collateral, in each case on terms and conditions satisfactory to Investor in its sole discretion, including but not limited to (a) restrictions on the sale or disposition of

                                     A-1-11

                               Trust 1 IO Collateral and (b) the commingling of Wet Warehouse Available Collections referred to in clauses (i) and (ii) of the definition thereof under "Distributions" above;

                               (j) All conditions contained in the Commitment Letter shall each have been satisfied;

                               (k) Investor shall have received copies of certified resolutions of the Board of Directors of ABFS and Holdings (including any applicable committees thereof) authorizing and approving the Wet Warehouse, in form and substance satisfactory to Investor; and

                               (l) ABFS, Holdings and the pledgor(s) of Servicer Reimbursement and Fee Collateral shall provide Investor with current financial statements, prepared in accordance with GAAP, along with certifications, which must evidence that each has a positive net worth (and cover related matters) as of the Closing Date.

On-Going
Conditions:                    Each financing shall be conditioned upon (a) the
                               accuracy of all representations and warranties in the Wet Warehouse Facility Documentation
                               (including, without limitation, material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Wet Warehouse Facility
                               Documentation, a "material adverse change" shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (x) the business, assets, property, condition (financial or otherwise), or prospects of ABFS and its affiliates taken as a whole or on the value of the Wet Warehouse Collateral, or (y) the validity or enforceability of any of the Wet Warehouse
                               Facility Documentation or the rights or remedies of the Investor thereunder.

                               ABFS shall maintain an effective registration statement with the SEC for retail subordinated indebtedness with availability of at least $30,000,000 at all times. In addition, as provided under the Chrysalis Warehouse, ABFS shall not be unable for any reason to sell or issue subordinated debentures or senior collateralized subordinated notes under any existing Sub-debt Indentures (defined in the Chrysalis Loan Agreement as all indentures entered into prior to the closing date of that credit facility between ABFS and U.S. Bank National Association) or any other similar future indentures for more than three consecutive weeks or on more than two occasions in any twelve-month period irrespective of the length of time of any such occasions.

                                     A-1-12

                               ABFS must at all times satisfy all requirements for continuing its current Nasdaq listing status. A delisting notification will be a default under the Wet Warehouse Facility Documentation, with a cure period provided to reestablish ABFS's listing on Nasdaq equal to the applicable cure period provided in Nasdaq's listing standards and/or regulations.

                               ABFS shall not make any material changes to its Underwriting Guidelines, unless Investor shall have given prior written approval for such changes.

                               ABFS shall at all times keep Investor informed in writing of its mortgage loan programs and related program pricing, including without limitation any and all changes thereto as and when made.

                               ABFS and Issuer shall at all times maintain all required lending and other licenses in each applicable jurisdiction in which it transacts business.

                               At all times during the term of the Committed Facility, ABFS shall retain Anthony J. Santilli, Jeffrey Ruben and Albert Mandia in their current positions at ABFS or, if and to the extent Jeffrey Ruben or Albert Mandia shall cease to hold their current positions, secure a replacement employee reasonably satisfactory to Investor within 60 days thereafter.

                               At all times during the life of the Wet
                               Warehouse, ABFS shall maintain in force a "key man" life insurance policy on the life of Anthony
                               J. Santilli, to be collaterally assigned to the Investor, in an amount at least equal to US$2,000,000 (provided that ABFS shall use its best efforts to increase the amount of such policy to US$5,000,000 within six months of the Closing Date).

                               Investor shall be added as a named insured to ABFS's errors and omissions insurance and fidelity bond.

                               ABFS shall at all times preserve current coverage levels of general liability, errors and omissions and fidelity bond coverage.

                               ABFS shall not discriminate against the Investor with respect to the Wet Loans it chooses to finance under the Wet Warehouse.

V.       CERTAIN DOCUMENTATION MATTERS

The Wet Warehouse Facility Documentation shall contain representations, warranties, covenants and events of default customary for agreements of this type and other terms deemed appropriate by the Investor, including, without limitation:

                                     A-1-13

Certain Financial
Covenants:                     ABFS to have at least US$350,000,000 in aggregate
                               active warehouse facility commitments from one or more other lenders or investors at all times.
                               Terms and conditions of facilities shall be reasonably acceptable to Investor.

                               The pledgor(s) of the Servicer Reimbursement and Fee Collateral shall periodically certify, and provide monthly financial statements prepared in accordance with GAAP evidencing, that each maintains a positive net worth at the end of the period covered by each such certification.

Other Covenants/
Representations:               Covenants/representations to include but not be
                               limited to those set forth in the Chrysalis Loan
                               Agreement (with covenants covering the Wet
                               Warehouse Collateral), and the following (all schedules to be revised as of the Closing Date, with any changes therein being satisfactory to Investor in its sole discretion):

                               As of the Closing Date, there are no material actions or proceedings threatened or commenced and continuing against ABFS where the evaluated exposure as determined by ABFS in consultation with its outside legal counsel is in excess of US$50,000, other than those summarized on Schedule B attached to the Commitment Letter.

                               As of the Closing Date, there are no material complaints asserted against ABFS by consumers or regulators on their behalf other than those summarized on Schedule C attached to the Commitment Letter.

                               As of the Closing Date, there are no threatened or pending enforcement actions, administrative proceedings or investigations involving ABFS by any federal, state or local governmental entity other than those summarized on Schedule D attached to the Commitment Letter.

                               With respect to ABFS-sponsored securitizations which were insured by financial guaranty company(ies), Schedule E lists (and ABFS has provided copies of) all amendments and waivers to contracts related to such securitizations, all correspondence with such financial guaranty company(ies) that is or may be material to the holders of the residual interests in such securitization and all servicer extension notices and waivers related thereto received by ABFS prior to the Closing Date from the financial guaranty company.

                               ABFS is licensed and qualified to originate loans and transact business in and is in good standing under the laws of each state where it originates and services mortgage loans unless otherwise exempt under applicable law from such licensing or qualification.

                                     A-1-14

                               No mortgage loans subject to the Wet Warehouse are: (a) mortgage loans that are subject to the provisions of the Homeownership and Equity Protection Act of 1994 as amended; (b) "high cost" mortgage loans, "covered" mortgage loans, "high risk home" mortgage loans or "predatory" mortgage loans or any other comparable term, no matter how defined under any federal, state or local law, (c) mortgage loans subject to any comparable federal, state or local statutes or regulations, or any other statute or regulation providing for heightened regulatory scrutiny or assignee liability to holders of such mortgage loans, or (d) High Cost Loans or Covered Loans as applicable (as such terms are defined in the Standard & Poor's LEVELS(R) Glossary Revised, Appendix E, as such Appendix E may be revised from time to time).

                               ABFS does not and will not engage in any predatory or deceptive lending practices, including but not limited to, the extension of credit to a mortgagor without regard for the mortgagor's ability to repay the mortgage loan and the extension of credit to a mortgagor which has no apparent benefit to the mortgagor, in connection with the mortgage loans that it originates.

                               ABFS does not and will not require mortgagors to purchase any credit life, disability, accident or health insurance product as a condition of obtaining an extension of credit.

                               The information set forth in the multi-state prepayment charge grid attached on Schedule F attached to the Commitment Letter is complete, true and correct in all material respects and each prepayment charge imposed by ABFS in the mortgage loans that it originates is permissible, enforceable and collectable under applicable federal and state law.

Events of Default:             Events of Default to include, but not be limited
                               to, failure to satisfy any of the "Initial
                               Conditions," any of the "On-Going Conditions", those events of default under Chrysalis Loan
                               Agreement, and the following:

                               Failure by ABFS to obtain required Additional Warehouse Lines required by the Wet Warehouse Facility Documentation.

                               Loss of servicing rights under (i) more than two outstanding ABFS securitizations or (ii) any warehouse facility (including the Wet Warehouse).

                               Any other customary Events of Default and any events of default under the Residual Repo.

                                     A-1-15

                               Upon an Event of Default, the Wet Warehouse will terminate and all outstandings thereunder, including, without limitation, amounts due under the VFN, will be immediately due and payable. Investor shall be entitled to enforce any rights and all remedies pursuant to the Wet Warehouse Facility Documentation and applicable law, including without limitation its right to sell all or portions of the Loan Collateral on a servicing-released basis and its rights with respect to the Trust 3 P Certificate and the other Additional Collateral.

Governing Law                  State of New York.

Jurisdiction:                  Federal and State Courts located in the borough
                               of Manhattan, City of New York.

Counsel to Investor
and Patriot:                   Thacher Proffitt & Wood LLP and Kirkland &
                               Ellis LLP.

Opinions:                      Closing opinions acceptable to Investor
                               including, but not limited to, perfected security interest opinions with respect to all of the Wet
                               Warehouse Collateral, a non-consolidation opinion
                               (which shall include, but not be limited to, opinions regarding the non-consolidation of the Issuer, on the one hand, with Trust 1, Trust 3, Holdings and American Business Financial
                               Services, Inc., on the other hand) and true sale opinions with respect to the Wet Loans and Eligible Loans as between the Originators and Trust 3, and Trust 3 and the Issuer.

                                     A-1-16

                             Annex I to Exhibit A-1
                             ----------------------

                              Investor Compensation
                              ---------------------


Pricing: Rate - 1 month Libor + 2.50% per annum on all outstanding VFN balances, payable on the last day of the relevant interest period. Interest generally shall be due monthly, and interest shall also be due whenever the VFN balance is repaid (e.g., when Eligible Loans are released to be refinanced under another warehouse line or sold or securitized) on the balance repaid.

                               Default Rate - Rate plus 5.00% applicable upon and following an Event of Default and applicable to overdue interest, fees and other obligations, as well as to principal amounts then due.

                               Payment Date - Generally to coincide with each Roll Date under the Residual Repo. Payment Dates may be scheduled more frequently as Investor deems necessary to apply proceeds arising from the refinancing, sale or securitization of Eligible Loans.

Fees:                          Commitment Fee - US$950,000, payable by 6:00 p.m.
                               on the date of acceptance by ABFS of the Commitment Letter.

                               Closing Fee - US$250,000 payable on the Closing Date; provided, however, that as agreed in the Extension Letter, if the Closing Date occurs on or prior to November 5, 2004 (or such later date as Issuer and Investor may agree), Investor will credit to the Closing Fee the US$250,000 fee paid by ABFS in connection with the Extension Letter, resulting in a reduction of the Closing Fee to US$-0-.

                               Facility Fee - US$600,000, payable on the first anniversary of the Closing Date.

                               Credit Support and Arrangement Fee - US$150,000 per month, payable on the Closing Date and on a specific day of each month thereafter (as shall be determined by the Investor). Credit Support and Arrangement Fees payable for the first twelve
                               (12) months after the Closing Date (US$1,800,000 in aggregate) will be fully-earned on the Closing Date. Credit Support and Arrangement Fees payable thereafter will be fully earned as they become due.

                               Non-Use Fee - 0.50% per annum on the undrawn portion of the Wet Warehouse.

                                     A-1-17

                               Monitoring Fee - US$50,000 per calendar quarter, payable on the Closing Date and thereafter at three-month intervals during the term of the Wet Warehouse, for a total of US$600,000. Monitoring Fees payable in respect of the first four (4) calendar quarters after the Closing Date (US$200,000 in aggregate) will be fully earned on the Closing Date. Monitoring Fees payable thereafter will be fully earned as they come due.

                               Termination Fee - US$600,000 payable in
                               connection with any termination by Issuer of the Wet Warehouse as contemplated in the first paragraph under "Wet Warehouse Collateral" in Exhibit A-1.

Rate and
Fee Basis:                     Shall at all times be calculated on the basis of
                               a 360-day year and the actual number of days elapsed.



                                     A-1-18

                                                                     EXHIBIT A-2
                                                                     -----------

                   American Business Financial Services, Inc.

         Residential Mortgage Loan Residual Master Repurchase Agreement

                Summary of Terms and Conditions for Residual Repo

                                October 26, 2004

I.       PARTIES

Seller: Trust 4. Holdings will contribute the Purchased Assets (defined below) to Trust 3 on the Closing Date. Trust 3 will contribute the Purchased Assets to the Seller on the Closing Date.

Purchaser:                     A limited purpose entity to be formed by Patriot
                               (or one or more of its affiliates and/or subsidiaries). Purchasers may include participants in addition to Patriot, and Patriot may obtain capital from or arrange direct participation by third parties on a senior or junior basis (such purchasers, collectively, the "Purchaser"). Purchaser shall from time to time enter into transactions (the "Transactions") to purchase Purchased Securities (as defined below) with an obligation of Seller to repurchase the Purchased Securities.

Seller Owner
Trustee: The same financial institution designated as the Issuer Owner Trustee and Parent Owner Trustee in Exhibit A-1.

Purchaser Co-
Trustees:                      The same financial institutions designated as the
                               Investor Co-Trustees in Exhibit A-1.

Purchased Securities:          Residual interests set forth on Annex II hereto
                               (subject to modification by Patriot in accordance with the immediately succeeding paragraph), relating to one or more issued and outstanding
                               ABFS securitizations, together with (i) any and all rights of Seller, Servicer and/or applicable affiliates thereof to effect a cleanup call with respect to the securitization(s) to which such residual interests relate and (ii) any and all rights to purchase delinquent loans (including, without limitation, for the purpose of managing delinquency and loss percentages used to calculate whether a "Trigger Event" or a similar event has occurred under the related pooling and servicing agreement or the related sale and servicing agreement pursuant to which the Purchased Securities were issued); provided, that Purchaser shall only control the exercise of such rights to purchase delinquent loans from the related trust upon an Event of Default (and, accordingly, ABFS may exercise such rights prior thereto) (collectively, the "Purchased
                               Securities"). Purchased Securities will be

                                     A-2-1
                               delivered to Purchaser free and clear of any and all liens and encumbrances, together with bond powers necessary and sufficient to permit re-registration of the Purchased Securities in the name of Purchaser. Any Additional Residual Interests (as defined below) shall also constitute Purchased Securities.

                               The parties agree that the initial selection of the Purchased Securities set forth on Annex II hereto may be adjusted by Purchaser (in reasonable consultation with ABFS and Clearwing Capital, LLC) at any time on or prior to the date and time by which Patriot shall have delivered written confirmation of its investment committee approval of the Committed Facility, provided that the aggregate book value of the Purchased Securities finally selected - determined by reference to ABFS's Analysis of Interest-Only Strip and MSA Fair Values for deals 1998-3 through 2003-2, as at 9/30/04, provided by ABFS to Patriot on October 8, 2004 (as to any residual interest included in such analysis, the "ABFS Book Value") - does not exceed by more than US$3,000,000 the aggregate ABFS Book Value of the Purchased Securities identified in Annex II to Exhibit A-2. Notwithstanding the foregoing, the parties agree that the Preliminary Securities Purchase Price may be adjusted by Purchaser at any time prior to the Closing Date to reflect any change in the Repo Market Value of the Purchased Securities which may result from distributions on the Purchased Securities after September 30, 2004, changes in market conditions or other factors as determined by Purchaser (any such adjustment, a "Pre-Closing Adjustment") (see also "Securities Purchase Price" below).

II.      FACILITY AMOUNT AND STRUCTURE

Facility Amount:               The Initial Securities Purchase Price (as defined
                               below), which shall in no event exceed
                               US$23,000,000 (the "Facility Amount"). The
                               Facility Amount shall reflect any Pre-Closing
                               Adjustment and shall be reduced by any and all Permanent Margin Payments (defined below), which shall be applied to permanently reduce the then current Securities Purchase Price on the applicable Roll Date (as defined below) (or other date selected by Purchaser in its sole discretion).

Termination Date:              Two (2) years from Closing Date.

Structure:                     Repurchase facility. On the Closing Date,
                               Purchaser will acquire the Purchased Securities from Seller pursuant to the terms of the Master
                               Repurchase Agreement (as defined below), for the Preliminary Securities Purchase Price (adjusted to reflect any Pre-Closing Adjustment). Purchaser will receive all payments and distributions on the Purchased Securities directly from the issuers thereof, to be applied pursuant to "Distributions" below.

                                     A-2-2

                               Purchaser reserves the right to include one or more purchasers in the Residual Repo provided that the resulting structure provides ABFS with substantially identical funding availability and pricing to the availability and pricing described herein.


Securities
Purchase Price:                Initially, US$23,000,000 (the "Preliminary
                               Securities Purchase Price"), which amount shall be adjusted to reflect any Pre-Closing Adjustment
                               (so adjusted, the "Initial Securities Purchase
                               Price"), and on any date following the Closing
                               Date, the Initial Securities Purchase Price less the sum of all Permanent Margin Payments made by Seller to Purchaser up to such date (each such resulting amount, the then applicable "Securities
                               Purchase Price").

Roll Date:                     The 26th calendar day of each month (or, if such
                               day is not a business day, the next succeeding business day) or such other calendar day of each month agreed by the parties and reflected in the Residual Repo Facility Documentation.

Securities
Repurchase Price:              The aggregate of (i) the Securities Purchase
                               Price; (ii) any accrued and unpaid Price
                               Differential; and (iii) any accrued and unpaid fees (including any due and unpaid Repurchase
                               Option Premium), expenses, breakage costs and/or indemnity amounts, such amounts to be paid in connection with Seller's repurchase of the Purchased Securities on the Termination Date in accordance with the Residual Repo Facility
                               Documentation.

Price Differential:            As of any date of determination, the aggregate
                               amount obtained by daily application of the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Default Rate) to the Securities Purchase Price on a 360-day-per-year basis for the actual number of days elapsed during the period commencing on (and including) the Closing Date and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential in respect of such period previously paid by Seller to Purchaser). The accrued Price Differential shall be paid monthly on each Roll Date.

Valuation:                     The value of the Purchased Securities (the "Repo
                               Market Value") will be determined by Purchaser in its sole discretion and will be marked to market daily at Purchaser's sole discretion.

Margin Call:                   If on any date the Repo Market Value of the
                               Purchased Securities is less than the Purchaser's
                               Margin Amount for all Purchased Securities (such value shortfall, a "Margin Deficit"), then
                               Purchaser may make a margin call on Seller (a
                               "Margin Call"). If a Margin Call is made, Seller

                                     A-2-3
                               shall be obligated, but shall have the option, to
                               (A) transfer cash or additional residual interests to Purchaser acceptable to Purchaser in its sole discretion ("Additional Residual Interests"), so that such cash (which shall be valued at the then applicable Purchaser's Margin Percentage) and the Repo Market Value of the Purchased Securities, including any such Additional Residual Interests, will thereupon equal or exceed the Purchaser's Margin Amount and/or (B) pay to Purchaser such amount of the outstanding Securities Purchase Price as is needed to eliminate the Margin Deficit (and any such payment shall permanently reduce the Securities Purchase Price and the then outstanding Facility Amount) (each such payment, a "Permanent Margin Payment"). Seller shall have one (1) business day to specify the extent to which it is exercising options (A) and/or (B) above (and otherwise will be deemed to have elected option (B) above), and shall have an additional four (4) business days to satisfy any such Margin Call. Residual Repo Available Collections (as defined below) may - and, to the extent Seller fails to make an election following a Margin Call, such amounts will - be applied as and when provided below to make Permanent Margin Payments. Any and all cash transferred by Seller in connection with a Margin Call pursuant to option (A) above will be deposited into an account controlled by the Purchaser (the "Residual Repo Cash Margin Account"). Amounts at any time on deposit in the Residual Repo Cash Margin Account may be applied by the Purchaser to offset any deficit in amounts available to effect the payments contemplated under priorities "first" through "fifth" under "Distributions" below and will be released to the Seller if the Seller makes any Permanent Margin Payments needed to eliminate any Margin Deficit and is not in default under the Residual Repo or the Wet Warehouse.

Purchaser's
Margin Amount:                 As of any date, the amount equal to the product
                               of the Purchaser's Margin Percentage and the Securities Repurchase Price.

Purchaser's
Margin Percentage:             Initially, two hundred percent (200%); provided,
                               that on each of the first ten (10) Roll Dates, the Purchaser's Margin Percentage shall increase by five percentage points (5%), reaching two hundred fifty percent (250%) on the tenth (10th)
                               Roll Date and remaining at 250% at all times thereafter.

Optional
Termination:                   On any Roll Date prior to the Termination Date,
                               the Seller may terminate the Residual Repo by repurchasing the Purchased Securities (in whole but not in part) for the Securities Repurchase
                               Price (including therein any unpaid Repurchase
                               Option Premium) and paying the applicable Exit
                               Fee to the Purchaser (a "Seller Termination").

                                     A-2-4

Repo Additional
Collateral:                    The Wet Warehouse Collateral (other than the
                               Repo-related Collateral) (the "Repo Additional
                               Collateral") will secure the Securities
                               Repurchase Price (expressly including all accrued
                               Price Differential, fees and all expenses and indemnities at any time reimbursable to Purchaser), except that the Trust 3 P Certificate will secure such amounts only up to the limits contemplated under "Wet Warehouse Collateral" in Exhibit A-1.

Distributions:                 Any distributions on or with respect to the
                               Purchased Securities (the "Residual Repo
                               Available Collections"), plus the proceeds of any Repo Additional Collateral (to the extent necessary to make the payments set forth in priorities "first" through "fourth" below), shall be deposited into a collection/distribution account (established under such terms as are satisfactory to the Purchaser) and applied on a monthly basis on each Roll Date (taking into account the election or deemed election of Seller with respect to any Margin Call as contemplated under "Margin Call" above) as follows:

                               first, to the Purchaser to pay any Repurchase Option Premium and other fees then due;

                               second, to the Purchaser to pay the accrued Price Differential;

                               third, to the Purchaser for any Permanent Margin Payments then due and payable;

                               fourth, to the Purchaser to pay any other amounts due to Purchaser under the Master Repurchase Agreement;

                               fifth, remaining Residual Repo Available
                               Collections to the Investor or other applicable parties (other than the Issuer) under the Wet Warehouse to the extent the funds available under such facility are insufficient to make the required payments thereunder; and

                               sixth, provided no Event of Default has occurred and is continuing under the Residual Repo, the remainder to the Seller.

                               Amounts due Purchaser under priorities "first" through "fourth" shall be deemed to be "Required Distributions" for purposes of the Residual Repo, and failure of Purchaser to receive such Required Distributions in full, by operation of the waterfall above or otherwise, shall constitute an Event of Default under the Residual Repo.

                                     A-2-5

                               Release of excess Residual Repo Available
                               Collections received on the 15th of each month may be permitted by the Purchaser prior to the Roll Date subject to such conditions as the Purchaser shall determine in its sole discretion.

III.     CERTAIN PAYMENT PROVISIONS

Purchaser Fees and
Premiums:                      As set forth on Annex I to Exhibit A-2.

Other Fees and
Expenses:                      Fees and expenses of the Seller Owner Trustee,
                               Purchaser Co-Trustees and Custodian to be paid by ABFS and such fees and expenses shall be separate and apart from any fees and expenses owed to Patriot or Purchaser (including the Monitoring
                               Fee and Work Fee). In addition, all out-of-pocket fees and expenses incurred by the Purchaser in connection with the administration, amendment and/or enforcement of the Residual Repo will be reimbursed by the Seller on demand.

IV.      CERTAIN CONDITIONS

Initial Conditions:            The availability of the Residual Repo shall be
                               conditioned upon satisfaction of, among other things, the following conditions precedent not later than November 5, 2004 (the date upon which all such conditions precedent shall be satisfied, the "Closing Date"):

                               (a) The Seller shall have executed and delivered definitive repurchase documentation, including a Master Repurchase Agreement (the "Master Repurchase Agreement"), with respect to the Residual Repo in form and substance satisfactory to Purchaser (the "Residual Repo Facility Documentation");

                               (b) The Purchaser and all participants therein or lenders thereto shall have received all fees required to be paid, and reimbursement for all expenses for which invoices have been presented, on or before the Closing Date;

                               (c) Purchaser shall have entered into the intercreditor agreement(s) referred to in Exhibit A-1;

                               (d) Patriot shall have received copies of certified resolutions of the Board of Directors of ABFS and Holdings (including any applicable committees thereof) authorizing and approving the Residual Repo, in form and substance satisfactory to Patriot; and

                               (e) All Initial Conditions to the Wet Warehouse shall have been satisfied.

                                     A-2-6

On-Going Conditions:           The availability of the funding provided by the
                               Residual Repo shall at all times be conditioned upon (i) the continued accuracy of all representations and warranties in the Residual
                               Repo Facility Documentation (including, without limitation, the material adverse change and litigation representations), (ii) there not having occurred any Event of Default and (iii) the satisfaction of any other applicable On-Going
                               Conditions under the Wet Warehouse. As used herein and in the Residual Repo Facility
                               Documentation a "material adverse change" shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, property, condition (financial or otherwise), or prospects of ABFS and its affiliates taken as a whole or the value of the Purchased Securities or (b) the validity or enforceability of any of the Residual Repo
                               Facility Documentation or the rights or remedies of the Purchaser thereunder.

V.       CERTAIN DOCUMENTATION MATTERS

The Residual Repo Facility Documentation shall contain representations, warranties, covenants and events of default customary for agreements of this type and other terms deemed appropriate by the Purchaser, including, without limitation:

Covenants/
Representations:               Covenants/representations to include but not be
                               limited to those set forth in Chrysalis Loan
                               Agreement as well as all applicable covenants and representations made with respect to the Wet
                               Warehouse and those appropriate for financings of residual interests.

Events of Default:             Events of Default to include, but not limited to,
                               those customary in repurchase agreements and in financings of residual interests, as well as any of the "Initial Conditions," any of the "On-Going
                               Conditions", and all Events of Default set forth with respect to the Wet Warehouse. Failure of Purchaser to receive Required Distributions as contemplated hereinabove shall also constitute an Event of Default.

                               Upon an Event of Default, the Master Repurchase Agreement will terminate and the aggregate Securities Repurchase Price of the Purchased Securities will be immediately due and payable. Purchaser shall be entitled to any and all remedies pursuant to the Master Repurchase Agreement documents and applicable law.

Governing Law:                 State of New York.

Jurisdiction:                  Federal and State Courts located in the borough
                               of Manhattan, City of New York.

Counsel to the
Purchaser and Patriot:         Thacher Proffitt & Wood LLP and Kirkland & Ellis
                               LLP.

                                     A-2-7

Opinions:                      Standard closing opinions acceptable to Purchaser
                               including, but not limited to, a perfected security interest opinion, a nonconsolidation opinion, a true sale opinion regarding the sales of the Purchased Securities to Trust 3 and to the Seller, and a "securities contract" opinion.

VI.      ACKNOWLEDGEMENTS WITH RESPECT TO RESIDUAL REPO

ABFS acknowledges by signing the Commitment Letter that (i) Purchaser's assessments of Repo Market Value will be made in Purchaser's sole discretion;
(ii) as current distributions on the Purchased Securities are received, future distributions, and therefore the discounted value of such distributions, will decline, which will have the general effect of reducing the Securities Purchase Price over time; (iii) because distributions on the Purchased Securities will be applied to make required Permanent Margin Payments to Purchaser prior to any releases of funds to Seller, Seller may experience significant volatility in the cash flows it receives from the Purchased Securities, and may receive no such cash flows over extended periods of time; and (iv) the management and board of directors of ABFS fully understand the implications of the Residual Repo as they relate to the ongoing financial and liquidity needs of ABFS.







                                     A-2-8

                             Annex I to Exhibit A-2
                             ----------------------

                             Purchaser Compensation
                             ----------------------


Pricing: Repurchase Option Premium: An amount equal to 6.0% of the Facility Amount, payable on the Closing Date, plus another amount, payable on the one-year anniversary of the Closing Date, equal to 6.0% of the Facility Amount as of such date.

                  Pricing Rate: As of any date of calculation, 13.5% per annum, compounded monthly.

                  Default Rate: As of any date of calculation, 20% per annum, compounded monthly, applicable upon and following an Event of Default.

Fees: Exit Fee - 3.0% of the Facility Amount (immediately prior to the Seller Termination or Termination Date, as applicable), payable upon any Seller Termination or otherwise on the Termination Date.

                  Monitoring Fee - An amount per month to be determined by the Purchaser, based in part on the number of residual interests which are included in the Purchased Securities, payable until the earlier of a Seller Termination and the Termination Date. Substantially all of the Monitoring Fee will be applied to offset fees assessed by an independent residual valuation expert to analyze and value the Purchased Securities on behalf of the Purchaser on a monthly basis.

                                     A-2-9

                             Annex II to Exhibit A-2
                             -----------------------

                 Schedule of Residual Interests to be Purchased
                 ----------------------------------------------


1.    Class X Certificate, No. X-1, issued by ABFS Mortgage Loan Trust 2001-2.

2.    Certificate No. 1, issued by ABFS Mortgage Loan Trust 2000-2.

3.    Certificate No. 2, issued by ABFS Mortgage Loan Trust 2000-2.

4.    Pool I Certificate No. 1, issued by ABFS Mortgage Loan Trust 1999-4.

5.    Pool I Certificate No. 2, issued by ABFS Mortgage Loan Trust 1999-4.

6.    Pool II Certificate No. 1, issued by ABFS Mortgage Loan Trust 1999-4.

7.    Pool II Certificate No. 2, issued by ABFS Mortgage Loan Trust 1999-4.

8.    Pool I Certificate No. 1, issued by ABFS Mortgage Loan Trust 1999-3.

9.    Pool I Certificate No. 2, issued by ABFS Mortgage Loan Trust 1999-3.

10.   Pool II Certificate No. 1, issued by ABFS Mortgage Loan Trust 1999-3.

11.   Pool II Certificate No. 2, issued by ABFS Mortgage Loan Trust 1999-3.

12.   Pool I Certificate No. 1, issued by ABFS Mortgage Loan Trust 1999-2.

13.   Pool I Certificate No. 2, issued by ABFS Mortgage Loan Trust 1999-2.

14.   Pool II Certificate No. 1, issued by ABFS Mortgage Loan Trust 1999-2.

15.   Pool II Certificate No. 2, issued by ABFS Mortgage Loan Trust 1999-2.

16.   Pool I Certificate No. 1, issued by ABFS Mortgage Loan Trust 1999-1.

17.   Pool I Certificate No. 2, issued by ABFS Mortgage Loan Trust 1999-1.

18.   Pool II Certificate No. 1, issued by ABFS Mortgage Loan Trust 1999-1.

19.   Pool II Certificate No. 2, issued by ABFS Mortgage Loan Trust 1999-1.

20.   Pool I Certificate No. 1, issued by ABFS Mortgage Loan Trust 1998-4.

21.   Pool I Certificate No. 2, issued by ABFS Mortgage Loan Trust 1998-4.

22.   Pool II Certificate No. 1, issued by ABFS Mortgage Loan Trust 1998-4.

23.   Class R Certificate, No. R-1, issued by ABFS Mortgage Loan Trust 1998-3

                                     A-2-10